  Exhibit 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended January 31, 2021

March 17, 2021

DORADO, PUERTO RICO / ACCESSWIRE / March 17, 2021 / Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB: PBSV), a compliance, project management and technology transfer support consulting firm that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced that revenues for the quarter ended January 31, 2021 were approximately $4,488,000, a decrease of approximately $125,000 when compared to the same period last year.

Additionally, net income for the quarter ended January 31, 2021 was approximately $268,000, a decrease of approximately $259,000 when compared to the same period last year. The decrease in net income is mainly attributable to the completion of projects in the Puerto Rico market in April 2020. The Company is actively pursuing higher margin business and has already taken significant steps to reduce administrative expenses to mitigate margin pressure.

"We continue to execute on our strategy focused on providing our portfolio of services to our clients and pursuing additional growth opportunities for the Company," said Victor Sanchez, CEO of Pharma-Bio Serv, Inc.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv services the Puerto Rico, United States, Europe and Latin America markets. Pharma-Bio Serv's core business is FDA and international agencies regulatory compliance consulting related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this earnings announcement. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this earnings announcement, forward-looking statements are inherently subject to significant business risks, economic uncertainties, including any impacts of the coronavirus (COVID-19) pandemic, and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2020, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta

Chief Financial Officer

787 278 2709

SOURCE: Pharma-Bio Serv, Inc.